Exhibit 99.1

October 15, 2008

To the Shareholders of TerreStar Corporation:

The last year has been an important and productive time for TerreStar Corporation. TerreStar raised more than $423 million through debt and equity financing transactions and an asset sale, added an important new strategic investor and enhanced our nationwide spectrum footprint. As the financial markets were becoming increasingly turbulent, the management team mapped out a prudent capital and funding plan that significantly reduced operating and capital costs without compromising TerreStar’s vision.

By selling our remaining shares in SkyTerra, we were able to strengthen our cash position and further consolidate our independent ownership of TerreStar Networks and TerreStar Global.

We believe the focus and rigour that the management team has brought to the Company’s business and technology plans will enable TerreStar to remain internally funded through launch of our satellite, network initiation and into 2010. This stable position has allowed TerreStar to maintain its focus on completing the construction and launch of our satellite, developing a 4G satellite-terrestrial handset, and delivering the strategic vision of creating the nation's first integrated satellite-terrestrial mobile broadband network.

TerreStar continues to make significant progress with its technology partners in the construction of TS-1, its 2 GHz mobile satellite service (MSS) satellite, and the development of the reference design and form-factor of its integrated satellite-terrestrial handset. While the satellite has experienced certain delays, we are on track to launch TS-1 in the second quarter of 2009 and expect to be commercially ready in late 2009 to provide a wholesale communications backbone that will permit users and devices to seamlessly and securely access voice, data and mobile video applications through integrated satellite and terrestrial platforms.

We are currently exploring many different channels and partners that will help us create value using the capacity of our network as quickly as possible. These include several innovative opportunities with our existing strategic investors.  Further, construction of our spare satellite, TS-2, is fully funded and on track for delivery in early 2010.

The reference design handset, a touch screen PDA with full QWERTY keyboard, has successfully undergone important capability and functionality testing, including the successful validation of its connectivity using both a VoIP and GSM protocol. Further, in a closed testing environment, TerreStar has demonstrated positive network integration progress between handset, network and the authentication process.

We are all proud that TerreStar’s continued ability to validate its cutting-edge technologies has attracted important new relationships such as a nationwide reciprocal roaming agreement with AT&T.  We are confident that our straightforward partnering strategy will continue to attract the interest of wireless and mobile broadband providers and we look forward to the day when TerreStar satellite-terrestrial enabled devices will be available through a variety of commercial channels, including our partner’s commercial distribution networks.

One Discovery Square 12010 Sunset Hills Rd. • Reston, VA 20190 • 703.483.7800

Letter to Shareholders
October 15, 2008

We have also recently signed a two year extension on our cooperative research and development agreement with the Defense Information Systems Agency (DISA) of the Department of Defense. This extension will permit us to continue our important work in expanding the base of interoperable products available to the Federal government.

We believe that our ongoing work with DISA, and our relationships with other federal agencies, together with our teaming arrangements with other communications providers, will position TerreStar satellite-terrestrial enabled devices as necessary communications devices for first responders. Additionally, through our teaming agreements and channel partners, we are pursuing various opportunities within the Federal government under the Networx program. The GSA Networx program comprises multi-billion dollar contract vehicles designed to help the Federal government meet most of its requirements for communications services.

Our Canadian affiliate, TerreStar Canada, is also making progress toward market entry.  Construction is under way on a telemetry, tracking and control facility in Allan Park, Ontario.  Industry Canada recently granted TerreStar Canada’s request for an extension of its last license milestone, certifying that TS-1 has assumed its assigned orbital position, to August 30, 2009 consistent with our updated launch schedule.  TerreStar Canada is also engaged in discussions with both government and commercial partners in Canada regarding opportunities focused primarily on security and cross-border development.

In the European arena, TerreStar Europe Limited, a wholly-owned subsidiary of TerreStar Global, recently submitted an application with the European Commission for a Pan-European 2GHz MSS S-band spectrum authorization. TerreStar Europe hopes to leverage our advances in North America to create a pan-European integrated satellite-terrestrial network that will provide high quality, cost-effective, seamless wireless applications and services to urban, rural and remote regions of Europe on a wholesale basis.  We also plan to enable seamless roaming between our North American and European networks and their partners.

TerreStar continues to pursue strategic opportunities and is laying the foundation to be revenue ready in late 2009. We are firm in our conviction to create shareholder value while honoring our commitment to deliver to our customers and partners the most flexible, functional and secure integrated satellite-terrestrial network possible. We look forward to your attendance at the annual meeting on October 16.

Sincerely,

William M. Freeman Chairman of the Board TerreStar Corporation	Jeffrey W. Epstein President TerreStar Corporation

One Discovery Square 12010 Sunset Hills Rd. • Reston, VA 20190 • 703.483.7800